Exhibit 99.1

Schnitzer Reports Second Quarter 2015 Financial Results

Strategic Actions Expected to Benefit Operating Performance by $60 Million

PORTLAND, Ore.--(BUSINESS WIRE)--April 7, 2015--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported financial results for its fiscal 2015 second quarter ended February 28, 2015.

Market Conditions

During the second quarter, market selling prices for recycled metals experienced the steepest drop since 2008 with ferrous sales prices falling as much as $100 per ton, or approximately 30%, from first quarter levels. This drop in market selling prices continued the decline that began in the Company’s first fiscal quarter when ferrous sales prices dropped approximately 20%. These significantly lower prices have been driven by softer global steel markets due to overproduction, the strong dollar, lower iron ore prices, and weaker demand in end-markets, including the energy, agriculture and mining sectors. In addition, during the quarter our business activity was impacted by harsh winter weather in the Northeast and Midwest which impacted retail sales in our Auto Parts Business and supply flows in our Metals Recycling Business, and by a labor slowdown at the West Coast ports. As a result of all of these factors, year-over-year ferrous sales volumes in Metals Recycling declined by 27% and nonferrous sales volumes declined by 20%. In our Steel Manufacturing Business, second quarter sales volumes, utilization and operating income were higher compared to the same period last year as a result of improved demand in West Coast construction markets and continuing benefits from productivity improvements.

Consolidated Financial Performance

For the second quarter, the Company reported an adjusted loss per share of $0.33, excluding charges for non-cash goodwill and other asset impairments, and restructuring and exit-related activities. This compares to second quarter fiscal 2014 adjusted earnings per share of $0.13, excluding charges attributed to restructuring. Approximately $0.39 per share, or $16 million, of the adjusted operating loss is attributable to the estimated adverse impact of sharply falling prices on average inventory accounting which primarily impacted our Metals Recycling and Auto Parts Businesses.

The Company reported a second quarter fiscal 2015 loss per share of $7.24, compared to a reported earnings per share of $0.07 in the prior year second quarter. This includes the effects of actions the Company took at the end of the second quarter to idle or close certain operations in the Metals Recycling and Auto Parts Businesses, including $44 million in non-cash asset impairment charges and $8 million in restructuring and exit-related costs, representing a combined $1.95 per share. The Company also recorded a non-cash impairment charge of $141 million, or $4.86 per share, to the carrying value of the goodwill in the Metals Recycling Business in the second quarter.

Positive Operating Cash Flow Enables Debt Reduction, Continuation of the Dividend

The Company generated positive operating cash flow in the second quarter of $32 million which the Company used to reduce total debt by $27 million to $314 million, the lowest level since the first quarter of fiscal 2011, and to maintain the Company's quarterly dividend. The Company has paid a quarterly dividend every quarter since going public 21 years ago.

Strategic Actions

The Company has commenced two strategic initiatives:

(i) A cost reduction, capacity reduction and productivity improvement initiative which, in the aggregate, is intended to improve financial performance by $60 million annually by the end of 2016; and

(ii) The integration of the Auto Parts and Metals Recycling Businesses into a single division by the end of fiscal 2015 which is intended to further optimize the efficiencies in our operating platform, enable additional synergies to be captured throughout our supply chain and global sales channel, and more effectively leverage our shared services platform.

"In the face of steep declines in commodity prices, we are taking deliberate and substantial steps to continue to lower our operating costs and generate positive cash flow,” said Tamara Lundgren, President and Chief Executive Officer. “The strategic cost reduction actions currently underway are expected to deliver additional annual benefits of approximately $60 million. This comes in addition to approximately $65 million in cost savings and productivity benefits we have delivered since fiscal 2013. The new strategic actions form part of a longer term plan which we expect will lead to improved financial performance and will position us to emerge from this trough in the cycle with greater operating leverage,” added Lundgren.

About half of the approximately $60 million in targeted savings is expected to come from our Metals Recycling Business, through a combination of equipment idling, including reduced depreciation, and SG&A reductions. Another approximately 40% is expected to come from our Auto Parts Business through the closing of stores, SG&A reductions and productivity improvement initiatives, including $14 million announced earlier this fiscal year. The balance is expected to come from our Corporate Shared Services Division through the reduction of organizational layers and leveraging support functions across the Company’s operating platform. The Company expects approximately a quarter of the savings to be achieved in the fourth quarter of fiscal 2015, with the remainder to be delivered by the end of fiscal 2016.

In connection with our strategic cost reduction initiatives, we expect to incur restructuring charges of approximately $10 million.

Summary Results
($ in millions, except per share amounts)

	Quarter
	2Q15	2Q14	Change	1Q15	Change
Revenues	$439	$626	(30)%	$556	(21)%

Operating Income (Loss)	$(205)	$7	NM	$—	NM
Goodwill impairment charge	141	—	NM	—	NM
Other asset impairment charges	44	1	NM	—	NM
Restructuring charges and other exit-related costs	8	2	NM	1	NM
Resale or modification of previously contracted shipments	1	—	NM	6	NM
Adjusted Operating Income (Loss)(1)(2)	$(10)	$10	NM	$6	(264)%

Net Income (Loss) attributable to SSI	$(196)	$2	NM	$(2)	NM

Adjusted Net Income (Loss) attributable to SSI	(9)	3	NM	2	NM

Net Income (Loss) per share attributable to SSI	$(7.24)	$0.07	NM	$(0.09)	NM

Adjusted diluted EPS from continuing operations attributable to SSI(1)	$(0.33)	$0.13	NM	$0.08	NM

(1) Adjusted operating income excludes the impact of goodwill and other asset impairments, restructuring and other exit-related costs, and certain previously contracted ferrous bulk shipments. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) May not foot due to rounding.
NM = not meaningful

Metals Recycling Business

Summary of Metals Recycling Business Results
($ in millions, except selling prices; Fe volumes 000s long tons; NFe volumes Ms lbs)

	Quarter
	2Q15	2Q14	Change	1Q15	Change
Total Revenues	$341	$536	(36)%	$456	(25)%

Ferrous Revenues	$244	$409	(40)%	$338	(28)%
Ferrous Volumes	750	1,029	(27)%	938	(20)%
Avg. Net Ferrous Sales Prices ($/LT)(1)	$295	$365	(19)%	$328	(10)%

Nonferrous Revenues	$91	$121	(25)%	$113	(19)%
Nonferrous Volumes	108	136	(20)%	127	(15)%
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$0.81	$0.86	(6)%	$0.85	(5)%

Operating Income (Loss)(2)	$(187)	$11	NM	$2	NM
Operating Income (Loss) per Fe ton	$(249)	$10	NM	$2	NM

Adjusted Operating Income (Loss)(3)	$(1)	$12	NM	$8	NM
Adjusted Operating Income (Loss) per Fe ton	$(2)	$11	NM	$8	NM

(1) Sales prices are shown net of freight.
(2) Operating income does not include the impact of restructuring charges and other exit-related costs.
(3) Adjusted operating income excludes the impact of goodwill and other asset impairments, and certain previously contracted ferrous bulk shipments. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Sales Volumes: Ferrous sales volumes of 750 thousand tons in the second quarter declined 27% compared to the prior year second quarter and 20% from the first quarter, primarily due to weaker export demand, the impact of the lower price environment on scrap supply and the timing of shipments. Nonferrous sales volumes of 108 million pounds decreased 20% compared to the prior year second quarter and 15% sequentially. Both the effects of severe weather in the Northeast and the labor slowdown at the West Coast ports adversely impacted shipments during the second quarter.

In total, export customers accounted for 55% of our ferrous sales volumes. Ferrous and nonferrous products were shipped to 16 countries, with Turkey, Egypt and Peru the top export destinations for ferrous shipments. Domestic shipments represented 45% of our sales, an increase from 36% in the first quarter.

Pricing: Average ferrous selling prices declined nearly $70, or 19%, compared to the prior year second quarter and $33 per ton, or 10%, from first quarter levels due to a combination of weaker export demand and excess steel production globally. Nonferrous prices declined more moderately during the same periods.

Margins: Adjusted operating loss per ton of $2 in the second quarter resulted from a combination of sharply reduced average selling prices and lower shipped volumes. Due to the rapid rate of decline in market prices, average inventory costs did not decline as quickly as selling prices, which led to an estimated $17 per ton adverse impact of average inventory accounting as well as an adverse net realizable value adjustment to inventory of $2 million. The strategic actions commenced during the second quarter are expected to benefit operating performance in the fourth quarter of fiscal 2015 and into fiscal 2016.

Auto Parts Business

Summary of Auto Parts Business Results
($ in millions, volume 000s)
	Quarter
	2Q15	2Q14	Change	1Q15	Change
Revenues	$69	$76	(9)%	$81	(15)%
Operating Income (Loss)(1)	$(3)	$5	NM	$2	NM

Car Purchase Volumes	83	85	(2)%	97	(14)%

(1) Operating income does not include the impact of restructuring charges and other exit-related costs.

Revenues: Revenues in the second quarter decreased 9% compared to the prior year second quarter and 15% from the first quarter due to the significant impact of declining commodity prices and seasonally weaker retail sales, including the impact of a particularly harsh winter in the Midwest and Northeast. In addition, the lower price environment resulted in a decline in car purchase volumes of 2% year-over-year and 14% versus the first quarter.

Margins: The sharp drop in commodity prices and seasonally weaker retail business compressed margins, resulting in an operating loss of $3 million, including an estimated adverse impact of $3 million from average inventory accounting. Recently announced cost reduction and productivity initiatives are expected to benefit operating performance in the fourth quarter of fiscal 2015 and into fiscal 2016.

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume 000s of short tons)

	Quarter
	2Q15	2Q14	Change	1Q15	Change
Revenues	$93	$81	14%	$95	(2)%
Operating Income	$4	$4	6%	$6	(39)%

Avg. Net Sales Prices ($/ST)	$651	$676	(4)%	$683	(5)%
Finished Goods Sales Volumes	131	115	14%	127	3%
Rolling Mill Utilization	76%	67%		72%

Sales Volumes: Finished steel sales volumes of 131 thousand tons increased 14% from the prior year second quarter and 3% from first quarter levels driven by improving nonresidential construction demand.

Pricing: Average net sales prices for finished steel products decreased by $25 per ton as compared to the prior year quarter and $32 per ton sequentially, reflecting the sharp drop in scrap prices and, to a lesser extent, the impact of imports.

Margins: Operating income of $4 million increased 6% from the prior year as significantly higher utilization of 76% and benefits to operating leverage from our productivity improvements offset lower average selling prices. Sequentially, the sharp decline in selling prices more than offset benefits from higher utilization rates.

Corporate Items

The Company anticipates a full year effective tax rate of 5%, primarily driven by estimated valuation allowances on deferred tax assets. Net debt of $306 million at the end of the second quarter was $20 million lower than at the end of the first quarter in fiscal 2015.

Analysts' Conference Call: Second Quarter of Fiscal 2015

A conference call and slide presentation to discuss results will be held today, April 7, 2015, at 11:30 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	February 28, 2015	November 30, 2014	February 28, 2014	February 28, 2015	February 28, 2014

REVENUES:

Metal Recycling Business:
Ferrous sales	$243,999	$337,578	$409,106	$581,578	$778,661
Nonferrous sales	91,055	112,593	120,833	203,647	233,987
Other sales	5,489	6,107	5,751	11,595	13,351
TOTAL MRB SALES	340,543	456,278	535,690	796,820	1,025,999

Auto Parts Business	69,135	80,921	76,360	150,056	155,995
Steel Manufacturing Business	93,126	95,218	81,456	188,344	169,580
Intercompany sales and eliminations	(63,572)	(76,827)	(67,359)	(140,398)	(137,683)
Total Revenues	$439,232	$555,590	$626,147	$994,822	$1,213,891

OPERATING INCOME (LOSS):
Adjusted Metal Recycling Business(1)	$(1,218)	$7,503	$11,533	$6,285	$12,123
Auto Parts Business	(2,891)	1,961	4,575	(930)	10,184
Steel Manufacturing Business	3,799	6,207	3,573	10,006	5,318
Adjusted segment operating income (loss)(2)	(310)	15,671	19,681	15,361	27,625

Corporate expense	(8,488)	(8,994)	(9,976)	(17,480)	(18,700)
Intercompany eliminations	(1,534)	(395)	(187)	(1,930)	(1,221)
Adjusted operating income (loss)	(10,332)	6,282	9,518	(4,049)	7,704

Goodwill impairment charge	(141,021)	—	—	(141,021)	—
Other asset impairment charges	(43,838)	—	(928)	(43,838)	(928)
Restructuring charges and other exit-related costs	(8,371)	(623)	(2,006)	(8,994)	(3,819)
Resale or modification of previously contracted shipments	(1,347)	(5,581)	—	(6,928)	—
Total operating income (loss)	$(204,909)	$78	$6,584	$(204,830)	$2,957

(1) Adjusted operating income excludes the impact of goodwill and other asset impairments, and certain previously contracted ferrous bulk shipments. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) Segment operating income does not include the impact of restructuring charges and other exit-related costs.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	For the Three Month Ended			For the Six Months Ended
	February 28, 2015	November 30, 2014	February 28, 2014	February 28, 2015	February 28, 2014
Revenues	$439,232	$555,590	$626,147	$994,822	$1,213,891
Cost of goods sold	408,783	510,022	571,140	918,805	1,113,558
Selling, general and administrative	42,737	45,367	45,856	88,103	93,406
Income from joint ventures	(609)	(500)	(367)	(1,109)	(777)
Goodwill impairment charge	141,021	—	—	141,021	—
Other asset impairment charges	43,838	—	928	43,838	928
Restructuring charges and other exit-related costs	8,371	623	2,006	8,994	3,819
Operating income (loss)	(204,909)	78	6,584	(204,830)	2,957
Interest expense	(2,345)	(2,424)	(2,816)	(4,769)	(5,517)
Other income (expense), net	1,620	753	(142)	2,372	33
Income (loss) before income taxes	(205,634)	(1,593)	3,626	(207,227)	(2,527)
Income tax benefit (expense)	9,752	(8)	(986)	9,743	(201)
Net income (loss)	(195,882)	(1,601)	2,640	(197,484)	(2,728)
Net (income) loss attributable to noncontrolling interests	240	(871)	(851)	(631)	(1,712)
Net income (loss) attributable to SSI	$(195,642)	$(2,472)	$1,789	$(198,115)	$(4,440)

Net income (loss) per share attributable to SSI:
Basic	$(7.24)	$(0.09)	$0.07	$(7.34)	$(0.17)
Diluted	$(7.24)	$(0.09)	$0.07	$(7.34)	$(0.17)

Weighted average number of common shares:
Basic	27,020	26,944	26,825	26,982	26,790
Diluted	27,020	26,944	26,947	26,982	26,790
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.3750	0.3750

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
								Fiscal
	1Q15	2Q15	1H15	1Q14	2Q14	3Q14	4Q14	2014
Metals Recycling Business
Ferrous Selling Prices ($/LT)(1)
Domestic	$344	$305	$325	$356	$374	$354	$349	$358
Export	$319	$286	$306	$344	$361	$341	$352	$350
Average	$328	$295	$313	$348	$365	$346	$351	$353

Ferrous Sales Volume (LT)
Domestic	333,798	334,263	668,061	322,531	328,005	344,526	328,308	1,323,369
Export	604,626	415,765	1,020,391	655,072	701,259	679,009	763,608	2,798,948
Total	938,424	750,028	1,688,452	977,603	1,029,264	1,023,535	1,091,916	4,122,317

Nonferrous Average Price ($/LB)(1)	$0.85	$0.81	$0.83	$0.89	$0.86	$0.86	$0.85	$0.86

Nonferrous Sales Volume (LB, in 000s)	127,473	108,126	235,599	123,941	135,935	139,273	155,659	554,808

Steel Manufacturing Business
Sales Prices ($/ST)(1)(2)
Average	$683	$651	$667	$657	$676	$686	$688	$677
Sales Volume (ST)(2)
Rebar	79,065	74,928	153,993	83,618	83,838	85,633	101,076	354,165
Coiled Products	40,361	49,403	89,764	38,322	25,656	41,892	46,682	152,552
Merchant Bar and Other	7,698	6,705	14,403	6,222	5,305	6,984	7,979	26,490
Total	127,124	131,036	258,160	128,162	114,799	134,509	155,737	533,207

Rolling Mill Utilization	72%	76%	74%	65%	67%	72%	76%	70%

Auto Parts Business
Car purchase volumes (000)	97	83	180	91	85	98	106	380
Number of self-service locations at end of quarter	62	62	62	62	61	61	62	62

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer
(2) Excludes billet sales

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	February 28, 2015	August 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$7,601	$25,672
Accounts receivable, net	112,202	189,359
Inventories	255,931	216,172
Other current assets	37,476	32,729
Total current assets	413,210	463,932

Property, plant and equipment, net	440,874	523,433

Goodwill and other assets	216,522	367,845

Total assets	$1,070,606	$1,355,210

Liabilities and Equity
Current liabilities:
Short-term borrowings	$618	$523
Other current liabilities	129,948	176,747
Total current liabilities	130,566	177,270

Long-term debt	312,902	318,842

Other long-term liabilities	81,799	83,121

Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	541,100	770,784
Noncontrolling interests	4,239	5,193
Total equity	545,339	775,977
Total liabilities and equity	$1,070,606	$1,355,210

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under SEC rules such as adjusted operating income, adjusted MRB operating income, adjusted net income attributable to SSI and adjusted diluted earnings per share attributable to SSI. As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable U.S. GAAP measures. Management believes that each of the foregoing adjusted non-GAAP financial measures provides a meaningful presentation of the Company's results from its core business operations excluding adjustments for a goodwill impairment charge, other asset impairment charges and restructuring and other exit-related costs that are not related to the Company's ongoing core business operations and improves the period-to-period comparability of the Company's results from its core business operations. In addition, to improve comparability of our operating performance between periods, these measures also exclude the impact on operating results in fiscal 2015 from the resale or modification of the terms during the first and second quarters of 2015 of certain previously contracted ferrous bulk shipments. Due to the sharp decline in selling prices that occurred during the first and second quarters of fiscal 2015, the revised prices associated with these shipments were significantly lower than the prices in the original sales contracts entered into between August and November 2014. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Operating Income (Loss)
($ in millions)	Quarter
	2Q15	1Q15	2Q14
Consolidated Operating Income (Loss):
Operating Income (Loss)	$(205)	$—	$7
Goodwill impairment charge	141	—	—
Other asset impairment charges	44	—	1
Restructuring charges and other exit-related costs	8	1	2
Resale or modification of previously contracted shipment	1	6	—
Adjusted Operating Income (Loss)(1)	$(10)	$6	$10

MRB Operating Income (Loss):
Operating Income (Loss)	$(187)	$2	$11
Goodwill impairment charge	141	—	—
Other asset impairment charges	43	—	1
Resale or modification of previously contracted shipment	1	6	—
Adjusted Operating Income (Loss)(1)	$(1)	$8	$12

Net Income (Loss) attributable to SSI
($ in millions)	Quarter
	2Q15	1Q15	2Q14
Net Income (Loss) attributable to SSI	$(196)	$(2)	$2
Goodwill impairment charge, net of tax	131	—	—
Other asset impairment charges, net of tax	44	—	1
Restructuring Charges and Other Exit-related Costs, net of tax	9	—	1
Resale or modification of previously contracted shipment, net of tax	3	4	—
Adjusted Net Income (Loss) attributable to SSI(1)	$(9)	$2	$3

(1) May not foot due to rounding.

Diluted Earnings per share attributable to SSI
($ per share)	Quarter
	2Q15	1Q15	2Q14
Net Income (Loss) per share attributable to SSI	$(7.24)	$(0.09)	$0.07
Goodwill impairment charge, net of tax	4.86	—	—
Other asset impairment charges, net of tax	1.62	—	0.02
Restructuring Charges and Other Exit-related Costs, net of tax, per share	0.33	0.02	0.04
Resale or modification of previously contracted shipment, net of tax, per share	0.10	0.15	—
Adjusted Diluted EPS from continuing operations attributable to SSI	$(0.33)	$0.08	$0.13

Debt, Net of Cash
($ in thousands)
	February 28, 2015	August 31, 2014
Short-term borrowings	$618	$523
Long-term debt, net of current maturities	312,902	318,842
Total debt	313,520	319,365
Less: cash and cash equivalents	7,601	25,672
Total debt, net of cash	$305,919	$293,693

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in North America with operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its self-service facilities located in 15 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; strategic direction or initiative; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; the anticipated value of goodwill or other intangible assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; expected results, including pricing, sales volumes and profitability; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

When used in this report, the words “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “could,” “opinions,” “forecasts,” “future,” “forward,” “potential,” “probable,” and similar expressions are intended to identify forward-looking statements.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of our most recent annual report on Form 10-K and quarterly report on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the impact of general economic conditions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; difficulties associated with acquisitions and integration of acquired businesses; the impact of goodwill impairment charges; the impact of long-lived asset impairment charges; the realization of expected cost reductions related to restructuring initiatives; the benefit of business realignment, cost containment and productivity improvement programs and strategic initiatives; the inability of customers to fulfill their contractual obligations; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; the impact of imports of foreign steel into the U.S.; inability to realize expected benefits from investments in technology; freight rates and availability of transportation; impact of equipment upgrades and failures on production; product liability claims; the impact of impairment of our deferred tax assets; the impact of a cybersecurity incident; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com